REVENUE ASSIGNMENT

AND

BENEFIT TRANSFER AGREEMENT

This REVENUE ASSIGNMENT AND BENEFIT TRANSFER AGREEMENT ("Agreement") is entered into on September 16, 2016 ("Effective Date") by and between iSee Automation Inc., a corporation organized and existing under the laws of Canada ("Seller"), and BRK, Inc., a corporation organized and existing under the laws of Nevada ("Purchaser"). The parties hereby agree as follows:

1. **BACKGROUND:**

1.1 Seller owns certain revenue contracts.

1.2 Seller wishes to sell its contracts (As described in Schedule A, "Schedule A"), right, title and interest, wholly, and related know-how, technology and plan for commercializing the same to purchaser.

1.3 Purchaser wishes to purchase contracts, right, title and interest, wholly, and related know-how, technology and plan for commercializing related to revenues of the Seller to the Purchaser.

2. **DEFINITIONS:** Certain terms are defined in the text of this Agreement, and in addition, the following terms shall have the following definitions:

2.1 "Closing Date" means the date on which the Purchaser shall transfer title and benefit and ownership of all revenues to the Purchaser.

2.2 "Benefit, Revenue, and Ownership" shall all mean any and all revenues accruing to Seller for which Purchaser is involved in any way to pay for ("Revenues").

3. **DELIVERY:**

3.1 Delivery: Seller shall notarize this Agreement to deliver any and all revenues obtained by seller based on the Helmet Camera patent application previously purchased from Seller by Purchaser to Purchaser via Wire Transfer or via direct delivery from customer.

3.2 Consideration for transfer of Benefit, Revenue, and Ownership: Purchaser shall provide all funding needed to commercialize any and all products that derive from the use of Purchasers patent in any and all commercial products; Seller shall attribute, transfer and/or assign all such revenues to Purchaser.

4. **ADDITIONAL OBLIGATIONS**

4.1 Further Assurances: At the reasonable request of the Purchaser and without demanding further consideration from Purchaser, Seller agrees to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the

consummation of the transfer of ownership in and to the Revenues as contemplated hereby, including without limitation execution, acknowledgement and recordation of other such papers, and using all reasonable best efforts to obtain the same from the respective inventors, as necessary o r desirable for fully perfecting and conveying unto Purchaser the benefit of the transfer of Revenues as contemplated hereby.

4.2 Further Assistance: Subject to the terms and conditions hereof, Seller agrees, upon the reasonable request of Purchaser, to do all things necessary, proper, or advisable, including without limitation the execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a country-by-country basis, to assist Purchaser in obtaining, perfecting, sustaining and/or enforcing the Revenue Rights. Such assistance may also include providing, and obtaining from the respective inventors, prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, powers of attorney, specifications, applications, complying with any duty of disclosure, and conducting prosecution, reexamination, reissue, interferences or other priority proceedings, opposition proceedings, cancellation to the Revenue Rights. Seller's agreement to render any of the forgoing assistance is subject of Purchaser's payment of all reasonable expenses of Seller incurred in connection therewith.

5. **REPRESENTAION AND WARRANTIES:**

Seller hereby warrants to Purchaser as follows:

5.1 Authority: Seller has the right and authority to enter into this Agreement and carry out its obligations hereunder.

5.2 Title and Contest: Seller has good and marketable title to (i) the Revenues, including without limitation all rights, title and interest in the Revenues to sue for collection and to make fully whole. The Revenues are free and clear of all liens, mortgages, security interests or other encumbrances, and restrictions on transfer. There are no actions, suits, claims or proceedings threatened, pending or in progress on the part of any named plaintiff and Seller has not received notice of (and Seller is not aware of any facts or circumstances which could reasonably be expected to give rise to) any other actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Revenues. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Revenues.

5.3 Existing Revenue Share Agreements: No rights, licenses, or agreements exist that grant any share of the Revenues to anyone.

5.4 Restrictions on Revenues: Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Revenues as a result of the transaction contemplated in this Agreement, or any prior transaction related to the Revenues. All Revenue shall accrue and be used as seen fit by Purchaser.

5.5 Conduct: To Seller's knowledge, none of Seller or its representatives has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any potential to earn Revenues or hinder their enforcement, including but not limited to misrepresenting Seller's ability to provide the product to industry standards.

5.6 Enforcement: Seller has not put a third party on notice of actual or potential assignments/claims on or considered actions against any Revenues.

5.7 None of the Revenues are currently pledged to any third party for any reason.

6. MISCELLANEOUS

6.1 No Representation or Warranty: Seller makes no representation or warranties whatsoever that any of the Revenues covered by this Agreement will be earned. It is understood, that all parties are working on a best efforts basis.

6.2 Limitation on Consequential Damages. Except in the case of fraud by Seller, neither party shall be liable to the other for loss of Revenues, or profits, or any other indirect or special, consequential, punitive or incidental damages, however caused, even if advised of the possibility of such damage. The parties acknowledge that these limitations on potential liabilities were an essential element in setting consideration under this Agreement.

6.3 Limitation of Liability. Except in the case of fraud by Seller, in no event shall either party's total liability under this agreement exceed the amount advanced, for each project, and in total.

6.4 Compliance with Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

6.5 Confidentiality of Terms. The parties hereto shall keep the terms and existence of this Agreement and the identities of the parties hereto confidential and shall not now or hereafter divulge any of this information to any third party except: (a) with the prior written consent of the other party, such consent shall not be unreasonably withheld; (b) as otherwise may be required by law or legal process, including in confidence to financial advisors in their capacity of advising a party in such matters; (c) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as sis the confidential information of other litigating parties; or (d) above, (i) the disclosing party shall use all legitimate and legal means available to minimize the disclosure to third parties, including without limitation seeking a confidential treatment request or protective order whenever appropriate or available; and (ii), other than disclosures pursuant to subsection (d) above, the disclosing party shall provide the other party with at least ten (10) days prior written notice of such disclosure. The above notwithstanding, both parties agree that, on or after the Effective Date, either party shall be allowed to make one or more public announcements as dictated by preference or law.

6.6 Governing Law. Any claim arising under or relating to this Agreement shall be governed by the internal substantive laws of the State of Washington without regard to principles of conflict of laws.

6.7 Jurisdiction. Each party hereby agrees to jurisdiction and venue in the courts of the State of Washington or the Federal courts sitting therein for all disputes and litigation arising under or relating to this Agreement.

6.8 Entire Agreement. The terms and conditions of this Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and merges and

supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions. Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement. No amendments or modifications shall be effective unless in writing signed by authorized representatives of both parties. These terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions which may appear on any purchase order, acknowledgment or other writing not expressly incorporated into this Agreement. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

6.9 Notices. All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, or dispatched by prepaid air courier to by registered or certified airmail, postage prepaid, addressed as follows:

In the case of Seller:	In the case of Purchaser:
iSee Automation Inc.	BRK, Inc.
130 King Street West, Suite 1800	112 North Curry Street
Toronto, ON M5X 1E3	Carson City, NV 89703
Canada	USA

Such notices shall be deemed served when received by addressee or , if delivery is not accomplished by reason of some fault of addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party at such changed address.

6.10 Severability. The terms and conditions stated herein are declared to be severable. If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

6.11 Equitable Relief. Each party agrees that damages alone would be insufficient to compensate the other for any material breach of this Agreement, acknowledges that irreparable harm would result from a breach of this Agreement, and consents to the entering of an order for injunctive relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement.

6.12 Waiver. Failure by any party to enforce any part of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other Agreement that may be in place between the parties.

6.13 Assignment. The terms and conditions of this Agreement shall inure to the benefit of Purchaser its successors, assigns and other legal representatives. Seller shall be entitled to assign this Agreement to, and the terms and condition hereof shall inure to the benefit of, any successor in interest to all or substantially all of the business or assets of the Seller (whether by merger, reorganization, asset sale or otherwise) that assumes all of Seller's obligations under this Agreement. Purchaser shall be

provided with written notice of any such assignment within thirty (30) days of the effective date of any such assignment, which notice shall include the name and business address of the relevant assignee.

In witness whereof, the parties have executed this Revenue Assignment and Benefit Transfer Agreement as of the Effective Date:

SELLER:

iSee Automation

Chris Stramacchia
CEO

PURCHASER:

BRK, Inc.

Brian Keasberry
President

SCHEDULE A

1. Any and all Revenues dealing with Rogers Media
2. Any and all Revenues dealing with NHL
3. Any and all Revenues dealing with CEDA
4. Broadcast Revenues
5. Licensing Revenues